For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

Orbital Reports Third Quarter 2004 Financial Results
— Company Raises 2004 Revenue and EPS Estimates;
Issues Preliminary 2005 Financial Guidance —

Third Quarter Financial Highlights

•	Revenue Increases 33% to $172 Million
•	Operating Income Improves to $14.3 Million
•	Net Income Climbs to $11.4 Million
•	Diluted Earnings Per Share Increases to $0.18
•	Year-to-Date Free Cash Flow Reaches $53 Million

(Dulles, VA 21 October 2004) – Orbital Sciences Corporation (NYSE: ORB) today announced its financial results for the third quarter of 2004 and the first nine months of the year. The company reported significant increases in revenue, operating income, net income and free cash flow* relative to the same periods in 2003.

Orbital’s third quarter 2004 revenues were $171.7 million, up 33% over third quarter 2003 revenues of $128.6 million. The company’s third quarter 2004 operating income rose to $14.3 million as compared to $11.2 million in the third quarter of 2003. Net income was $11.4 million, or $0.18 diluted earnings per share, in the third quarter of 2004, versus a $30.2 million net loss, or $0.64 net loss per share, in the third quarter of 2003. The third quarter 2003 loss included a $38.8 million debt extinguishment expense related to 2003 refinancings.

Adjusted net income*, defined as GAAP net income (loss) excluding debt extinguishment expense, was $12.0 million and $8.6 million, or $0.18 and $0.14 adjusted diluted earnings per share*, respectively, for the third quarters of 2004 and 2003. The company also reported free cash flow of $5.6 million for the third quarter of 2004, bringing its year-to-date free cash flow to $52.6 million.

Commenting on the company’s third quarter financial results, Orbital’s Chairman and Chief Executive Officer, Mr. David W. Thompson, said, “Orbital’s third quarter was marked by strong revenue gains and solid operating margins, resulting in increased profits and stronger free cash

*	“Free cash flow,” “adjusted net income” and “adjusted diluted earnings per share” are non-GAAP financial measures discussed in this release. For additional details, please refer to the section of this press release entitled “Disclosure of Non-GAAP Financial Measures.”

—more—

Orbital Sciences Corporation • 21839 Atlantic Blvd., VA 20166 • 703-406-5000

Orbital Reports Third Quarter 2004 Financial Results

flow compared to last year. Of particular note was the better than expected performance in our satellite business, which more than doubled its revenue from a year ago and posted better than expected operating income. In addition, our launch vehicle business reported a solid 10% operating margin on the strength of excellent program execution.”

Financial Highlights

Summary financial results for the third quarter of 2004 as compared to the third quarter of 2003 were as follows (in millions, except per share data):

	Quarter Ended September 30,
	2004	2003
Revenues	$171.7	$128.6
Operating Income	14.3	11.2
Debt Extinguishment Expense	(0.6)	(38.8)
Net Income (Loss)	11.4	(30.2)
Diluted Net Income (Loss) per Share (1)	$0.18	$(0.64)

(1) The 2003 diluted net loss per share is based on weighted-average shares of 47.4 million. Had the company reported net income in the third quarter of 2003, diluted shares of 60.0 million would have been utilized under GAAP to compute the per share amount.

     Summary financial results for the first nine months of 2004 as compared to the first nine months of 2003 were as follows (in millions, except per share data):

	Nine Months Ended September 30,
	2004	2003
Revenues	$500.8	$423.7
Operating Income	43.0	22.1
Debt Extinguishment Expense	(1.1)	(38.8)
Net Income (Loss)	33.9	(31.4)
Diluted Net Income (Loss) per Share (1)	$0.52	$(0.68)

(1) The 2003 diluted net loss per share is based on weighted-average shares of 46.5 million. Had the company reported net income in the third quarter of 2003, diluted shares of 55.9 million would have been utilized under GAAP to compute the per share amount.

Orbital Reports Third Quarter 2004 Financial Results

Supplemental Financial Information

The following information presents the company’s 2004 net income and earnings per share adjusted to exclude the effect of debt extinguishment expense recorded in the second and third quarters of 2004 on the retirement of a portion of the company’s debt (in millions, except per share data):

	Third Quarter	First Nine Months of
	2004	2004
Reported Net Income	$11.4	$33.9
Add Back Debt Extinguishment Expense	0.6	1.1

Adjusted Net Income	$12.0	$35.0
Adjusted Diluted Earnings Per Share	0.18	0.54
Diluted Shares	64.8	65.3

The following information presents the company’s 2003 net income and earnings per share adjusted to exclude the effect of debt extinguishment expense recorded in the third quarter of 2003 related to debt refinancing transactions (in millions, except per share data):

	Third Quarter	First Nine Months of
	2003	2003
Reported Net Loss	$(30.2)	$(31.4)
Add Back Debt Extinguishment Expense	38.8	38.8

Adjusted Net Income	$8.6	$7.4
Adjusted Diluted Earnings Per Share	0.14	0.13
Diluted Shares	60.0	55.9

Revenues

Orbital’s third quarter 2004 revenues were $171.7 million, up 33% over third quarter 2003 revenues of $128.6 million. This increase was primarily driven by recent contract awards in the company’s government-based science, technology and defense satellite product line within the satellites and related space systems segment.

For the first nine months of 2004, Orbital reported $500.8 million in revenues, up 18% from $423.7 million in the same period last year. As in the third quarter, this increase was primarily attributable to revenue growth in the company’s satellites and related space systems segment.

Orbital Reports Third Quarter 2004 Financial Results

Revenues by segment for the third quarter were as follows (in millions):

	Quarter Ended September 30,
	2004	2003
Launch Vehicles	$80.2	$78.4
Satellites and Related Space Systems	86.5	40.5
Transportation Management Systems	7.1	11.6
Eliminations	(2.1)	(1.9)

Total Revenues	$171.7	$128.6

     Revenues by segment for the first nine months were as follows (in millions):

	Nine Months Ended September 30,
	2004	2003
Launch Vehicles	$243.2	$244.1
Satellites and Related Space Systems	241.7	157.9
Transportation Management Systems	22.4	26.8
Eliminations	(6.5)	(5.1)

Total Revenues	$500.8	$423.7

Operating Income

Orbital reported operating income of $14.3 million in the third quarter of 2004 compared to operating income of $11.2 million in the same quarter of 2003. This increase was primarily attributable to growth in the science, technology and defense satellite product line and the absence in 2004 of a loss accrued in 2003 on the OrbView-3 satellite program.

Operating income for the first nine months of 2004 was $43.0 million, or nearly double the $22.1 million operating income for the same period in 2003. This increase was largely due to $8.8 million in operating income growth in the satellites and related space systems segment, which was primarily attributable to the same factors that drove the third quarter improvement described above. Three additional factors also contributed to the higher year-to-date operating income. First, a $2.5 million non-recurring gain was recorded in the first quarter of 2004 on the sale of notes that the company had received from its former affiliate, Orbital Imaging Corporation (“ORBIMAGE”). Second, the company recorded $4.5 million in settlement charges in 2003 related to litigation with ORBIMAGE. Third, the company recorded charges in 2003 in its transportation management systems segment due to contract cost increases.

These year-to-date increases were partially offset by a $3.1 million decrease in operating income in the launch vehicles segment, which was largely attributable to cost growth early in 2004 on a Taurus launch vehicle contract.

Orbital Reports Third Quarter 2004 Financial Results

Operating income by segment for the third quarter was as follows (in millions):

	Quarter Ended September 30,
	2004	2003
Launch Vehicles	$8.1	$7.5
Satellites and Related Space Systems	5.9	2.8
Transportation Management Systems	0.3	0.3
Corporate and Other	—	0.6

Total Operating Income	$14.3	$11.2

     Operating income by segment for the first nine months was as follows (in millions):

	Nine Months Ended September 30,
	2004	2003
Launch Vehicles	$22.2	$25.3
Satellites and Related Space Systems	17.4	8.6
Transportation Management Systems	0.9	(7.9)
Corporate and Other	2.5	(3.9)

Total Operating Income	$43.0	$22.1

Net Income

Orbital’s net income in the third quarter of 2004 was $11.4 million, or $0.18 diluted earnings per share, as compared to a net loss of $30.2 million, or $0.64 loss per share, in the third quarter of 2003. These quarterly results included debt extinguishment expense of $0.6 million in 2004 and $38.8 million in 2003.

Orbital’s net income for the first nine months of 2004 was $33.9 million, or $0.52 diluted earnings per share, compared to a net loss of $31.4 million, or $0.68 loss per share, in the same period of 2003. These nine-month results included debt extinguishment expenses of $1.1 million in 2004 and $38.8 million in 2003.

Cash Flow and Balance Sheet

The company had positive free cash flow of $5.6 million in the third quarter of 2004 compared to $0.3 million in the same period last year. In addition, not included in third quarter free cash flow was $10.3 million received from issuances of common stock primarily in connection with stock option and warrant exercises. The company also repurchased and retired 438,000 common shares for $5.0 million and repurchased and cancelled $4.0 million of its 9% senior notes at a cost of $4.5 million during the third quarter of 2004.

The company had positive free cash flow of $52.6 million for the first three quarters of 2004 compared to $27.8 million in the same period in 2003. In addition, not included in year-to-date free cash flow was $17.2 million received from issuances of common stock primarily in connection with stock option and warrant exercises. The company also repurchased and retired

Orbital Reports Third Quarter 2004 Financial Results

595,000 common shares for $7.0 million and repurchased and cancelled $8.6 million of its 9% senior notes at a cost of $9.6 million during the first three quarters of 2004.

Orbital’s unrestricted cash balance was $119.7 million as of September 30, 2004. The company’s cash flow was as follows (in millions):

	Third Quarter	First Nine Months of
	2004	2004
Net Cash Provided by Operating Activities	$9.0	$61.2
Capital Expenditures	(3.4)	(8.6)

Free Cash Flow	5.6	52.6
Net Decrease in Cash Restricted for
Letters of Credit	7.5	5.6
Repayment of Debt and Other	(4.5)	(9.6)
Repurchase of Common Stock	(5.0)	(7.0)
Proceeds from Issuance of Common Stock	10.3	17.2

Net Increase in Cash	13.9	58.8
Beginning Cash Balance	105.8	60.9

Ending Cash Balance	$119.7	$119.7

     Summary balance sheet data as of September 30, 2004 is as follows (in millions):

Assets		Liabilities and Equity
Cash and Equivalents	$119.7	Short-Term Debt	$0.2
Other Current Assets	178.1	Other Current Liabilities	145.1
Property and Equipment	80.0	Long-Term Debt	127.7
Goodwill	95.3	Other Non-Current Liabilities	1.4
Other Assets	11.9	Stockholders' Equity	210.6

Total Assets	$485.0	Total Liabilities and Equity	$485.0

New Business Highlights

During the third quarter of 2004, Orbital booked approximately $205 million in new firm and option contracts. In addition, the company received approximately $30 million of option exercises under existing contracts. As of September 30, 2004, the company’s firm contract backlog was approximately $785 million and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $2.39 billion.

Operational Highlights

In the third quarter of 2004, Orbital conducted two target vehicle launches. In August, Orbital successfully launched its fourth “Coyote” short-range supersonic target for the U.S. Navy. In late September, the company carried out the first of two medium-range target vehicle launches for the U.S. Army’s Critical Measurements Program (CMP). Shortly after the September CMP launch, Orbital conducted a second successful CMP target vehicle launch in the first week of October, completing both missions in a one-week period. Also during the third quarter, the company

Orbital Reports Third Quarter 2004 Financial Results

delivered four Orbital Boost Vehicle (OBV) interceptors for the U.S. Missile Defense Agency’s Ground-based Midcourse Defense (GMD) system, as well as two scientific satellites for an international customer. Currently, five OBVs are installed in silos at Fort Greely, Alaska, in preparation for the activation later this year of the first-ever limited defensive capability to protect the United States from ballistic missile attack. Another OBV has been delivered to the Kwajalein missile range in the central Pacific region and is being prepared to carry out the next integrated flight test of the GMD system.

Orbital expects to maintain a busy operational tempo in the fourth quarter of 2004. In addition to the second CMP launch (discussed above) already completed in October, Orbital is also scheduled to conduct NASA’s Demonstration of Autonomous Rendezvous Technology (DART) space mission later this month. Orbital built the DART space vehicle and will launch the technology demonstrator into low-Earth orbit aboard its Pegasus space launch vehicle. The company is also expecting to complete several other missions prior to the end of the year. These operational events include the next launch of the OBV interceptor to support MDA’s flight test program, two flights of the “Coyote” supersonic target for the U.S. Navy, two medium-range ballistic target vehicles and the third launch of NASA’s X-43a hypersonic flight demonstrator known as “Hyper-X.”

2004 Guidance Update and 2005 Preliminary Targets

Orbital increased its full-year 2004 forecast of revenues by $10 million to be in the range of $670 to $680 million. The company increased its projected operating income margin to be in the range of 7.5% to 8.0% of revenues. Based on estimated average diluted shares of 64 to 65 million for the year, Orbital anticipates that its 2004 diluted earnings per share will be in the range of $0.65 to $0.68, an increase of $0.03 from previous guidance. The company reaffirmed its free cash flow guidance of $45 to $55 million and its ending firm backlog target of $1.05 to $1.10 billion for the year.

The company also provided its preliminary financial targets for 2005, indicating that it expects revenues in the $710 to $730 million range and operating income margin in the 8.0% to 8.5% range next year. Based on estimated average diluted shares of 65 to 67 million, Orbital is targeting 2005 diluted earnings per share in the $0.70 to $0.75 range. The company provided initial free cash flow targets of $40 to $50 million for 2005. Orbital indicated it plans to update its outlook for 2005 as appropriate when it reports full-year 2004 results early next year.

Disclosure of Non-GAAP Financial Measures

The following are provided as definitions of non-GAAP (Generally Accepted Accounting Principles) financial measures used by the company within this press release. Orbital does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define these measures differently.

Free cash flow is defined as GAAP net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment.

Orbital Reports Third Quarter 2004 Financial Results

Management believes that free cash flow provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Adjusted net income is defined as GAAP net income (loss) (the most directly comparable GAAP financial measure) excluding debt extinguishment expense. Adjusted diluted earnings per share is equal to adjusted net income divided by diluted shares. Management believes these measures provide investors with a more complete understanding of the company’s operational performance during these periods without regard to debt extinguishment expense described above.

About Orbital

Orbital develops and manufactures small space and rocket systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous and planetary spacecraft for communications, remote sensing, scientific and defense missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, product performance and market acceptance of products and technologies, as well as other risk factors and business considerations described in the company’s SEC filings, including the annual report on Form 10-K, as amended, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.

— attachments below —

Orbital Reports Third Quarter 2004 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	For the Quarter Ended
	September 30,
	2004	2003
	(Unaudited)	(Unaudited)
Revenues	$171,695	$128,629
Costs of goods sold	142,458	101,736
Gross profit	29,237	26,893
Research and development expenses	1,457	2,332
Selling, general and administrative expenses	13,457	14,250
Settlement expense	—	(913)

Income from operations	14,323	11,224
Other income, net	521	931
Interest expense	(2,847)	(3,544)
Debt extinguishment expense	(577)	(38,836)

Income (loss) before provision for income taxes	11,420	(30,225)
Provision for income taxes	(25)	—

Net income (loss)	$11,395	$(30,225)

Basic net income (loss) per share	$0.23	$(0.64)

Diluted net income (loss) per share	$0.18	$(0.64)

Shares used in computing basic net income (loss) per share	50,358	47,377
Shares used in computing diluted net income (loss) per share	64,758	47,377

Orbital Reports Third Quarter 2004 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Nine Months Ended
	September 30,
	2004	2003
	(Unaudited)	(Unaudited)
Revenues	$500,751	$423,710
Costs of goods sold	416,946	349,089
Gross profit	83,805	74,621
Research and development expenses	4,654	5,230
Selling, general and administrative expenses	38,653	43,743
Settlement expense	(2,538)	3,587

Income from operations	43,036	22,061
Other income, net	1,174	1,127
Interest expense	(8,645)	(15,768)
Debt extinguishment expense	(1,138)	(38,836)

Income (loss) before provision for income taxes	34,427	(31,416)
Provision for income taxes	(486)	—

Net income (loss)	$33,941	$(31,416)

Basic net income (loss) per share	$0.69	$(0.68)

Diluted net income (loss) per share	$0.52	$(0.68)

Shares used in computing basic net income (loss) per share	49,060	46,512
Shares used in computing diluted net income (loss) per share	65,263	46,512

Orbital Reports Third Quarter 2004 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2004	2003
Assets	(Unaudited)
Cash	$119,663	$60,900
Receivables, net	146,773	149,508
Inventory	11,872	12,642
Other current assets	19,596	24,754

Total current assets	297,904	247,804
Property, plant and equipment, net	79,988	82,364
Goodwill	95,293	95,293
Other non-current assets	11,875	13,839

Total Assets	$485,060	$439,300

Liabilities and Stockholders’ Equity
Short-term borrowings	$217	$297
Accounts payable and accrued expenses	128,539	116,026
Deferred revenues	16,536	16,292

Total current liabilities	145,292	132,615
Long-term debt	127,667	137,116
Other non-current liabilities	1,457	2,692
Total stockholders’ equity	210,644	166,877

Total Liabilities and Stockholders’ Equity	$485,060	$439,300

Orbital Reports Third Quarter 2004 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Quarter	Nine Months
	Ended	Ended
	September 30, 2004	September 30, 2004
	(Unaudited)	(Unaudited)
Net income	$11,395	$33,941
Depreciation and amortization	3,662	10,966
Amortization of debt costs	198	665
Debt extinguishment expense	577	1,138
Changes in assets and liabilities	(6,944)	14,852
Other	146	(374)

Net cash provided by operating activities	9,034	61,188

Capital expenditures	(3,410)	(8,562)
Decrease in cash restricted for letters of credit, net	7,453	5,581

Net cash provided by (used in) investing activities	4,043	(2,981)

Repayment of debt and other	(4,533)	(9,672)
Repurchase of common stock	(5,000)	(7,000)
Net proceeds from issuance of common stock	10,277	17,228

Net cash provided by financing activities	744	556

Net increase in cash	13,821	58,763
Cash, beginning of period	105,842	60,900

Cash, end of period	$119,663	$119,663